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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of March 20, 2002 by and between Egenera, Inc., a Delaware corporation (the "Company"), and Mr. Michael R. Thompson ("you") of 7 Woodcrest Road, Westboro, Massachusetts 01581-3623.

      The Company wishes to employ you, and you desire to be employed by the Company, on and subject to the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, the Company and you agree as follows:

      l.    Employment; Position; and Responsibilities.

            1.1 The Company hereby employs you, and you hereby accept employment with the Company, effective as of March 15, 2002 and otherwise on and subject to the terms and conditions set forth in this Agreement.

            1.2 You shall serve as Chief Operating Officer of the Company. You shall, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company and perform such duties as may be assigned to you by or on authority of the Company's Chief Executive Officer, Chairman of the Board or its Board of Directors, and the duties customarily associated with the office of chief operating officer, from time to time and at such place or places as the Chief Executive Officer, the Chairman of the Board or the Board of Directors shall designate as appropriate or necessary in connection with your employment.

            1.3 You shall duly, punctually and faithfully perform and observe in all material respects any and all rules and regulations that the Company may now or shall hereafter establish governing the conduct of its business.

            1.4 You shall report directly to the Chief Executive Officer of the Company. You shall be based in the Company's chief executive office as from time to time established. At the date hereof, the Company's chief executive office is located at 165 Forest Street, Marlborough, Massachusetts. You acknowledge and agree that, in order to discharge your duties as Chief Operating Officer and to represent the Company in its business operations, you may be required to travel frequently, both within and without Massachusetts. In no event will you be asked to travel without your consent for more than two weeks at a time without home visitation and no more than 20 days per month.

      2.    Term and Termination.

            2.1 The initial term of this Agreement shall be for the period set forth on Exhibit A annexed hereto commencing with the date hereof. Thereafter, the term of this Agreement shall be automatically extended for successive periods of one (1) year, unless you or the Company shall give the

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other party written notice of non-renewal at least thirty (30) days prior to the end of the term hereof. Notwithstanding the foregoing, this Agreement and your employment with the Company may be terminated prior to expiration of the term as provided in Section 2.2.

            2.2 This Agreement and your employment with the Company may be terminated prior to the expiration of the term described in Section 2.1 hereof as follows:

                  (a) The Company may terminate this Agreement and your employment with the Company, by written notice to you, (i) at any time with Cause (as defined below); or (ii) at any time without Cause upon 30 days prior written notice to the employee.

                  (b) You may terminate this Agreement and your employment with the Company at any time upon 30 days prior notice to the Company.

            2.3 For purposes of this Agreement, the term "Cause" means any of the following: (i) gross negligence or willful misconduct by you in the performance of your duties hereunder; (ii) material refusal by you to perform or discharge the duties or responsibilities assigned by the Chairman of the Board or the Board of Directors of the Company (provided the same are not illegal or unethical or materially inconsistent with the position of chief executive officer of a corporation similar in size, scope and business to the Company) and the failure to correct such refusal and perform such duties or responsibilities within a reasonable period of time (but in any event no less than seven (7) calendar days after written notice from the Company of such failure); (iii) your conviction of a felony or misdemeanor involving moral turpitude; (iv) your willful or prolonged absence from work not excused by a bona fide medical disability as determined by a qualified physician mutually acceptable to both you and the Company or other good reason as determined by the Board of Directors in its discretion; (v) abuse by you of alcohol, drugs or controlled substances;
(vi) falseness of any material warranty or representation by you herein or in the Invention, Confidentiality and Noncompete Agreement, dated as of the date of this Agreement, between the Company and you, a conformed copy of which is attached hereto as Exhibit B (the "NDA"); (vii) a material breach by you of your obligations under the NDA; (viii) a material breach by you of your obligations under this Agreement or any other agreement between the Company and you, and the failure to cure such breach within seven (7) calendar days after written notice from the Company of such breach; and (ix) your committing any act of embezzlement, fraud or theft relating to the Company.

            2.4 In the event of any termination of your employment by the Company without Cause, or in the event that you resign because the company has required you to relocate more than 50 miles from 165 Forest Street, Marlboro Massachusetts, the Company hereby agrees to provide you with Severance Benefits as defined in Section 5 of Exhibit A hereto.

            2.5 Notwithstanding anything herein to the contrary, no expiration or termination of this Agreement or your employment with the Company shall relieve any party from liability for any breach of this Agreement occurring prior to such expiration or termination.

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      3.    Compensation. You shall receive the compensation and benefits set forth on Exhibit A ("Compensation") for all services to be rendered by you hereunder and for your transfer of property rights to the Company from time to time pursuant to the NDA.

      4.    Other Activities During Employment.

            4.1 Except for any outside employments and directorships currently held by you as listed on Exhibit C, and except with the prior written consent of the Company's Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise other than one in which you are an inactive investor.

            4.2 You hereby agree that, except as disclosed on Exhibit C hereto, during your employment hereunder, you will not, directly or indirectly, engage (a) individually, (b) as an officer, (c) as a director or manager, (d) as an employee, (e) as a consultant, (f) as an advisor, (g) as an agent (whether a salesperson or otherwise), (h) as a broker, or (i) as a partner, co-venturer, stockholder or other proprietor owning directly or indirectly more than a two percent (2%) interest, in any firm, proprietorship, corporation, partnership, trust, association, limited liability company or other organization or entity which is engaged in the research, development, production, manufacture or marketing of equipment or processes in direct competition with the Company or any other line of business engaged in or under development by the Company (such firm, proprietorship, corporation, partnership, trust, association, limited liability company or other organization being hereinafter referred to as a "Prohibited Enterprise"). Except as may be shown on Exhibit C, you hereby represent that you are not engaged in any of the foregoing capacities (a) through (i) in any Prohibited Enterprise.

      5.    Certain Representations and Covenants by You.

            5.1 You represent and warrant as follows: You are a United States Citizen. Your employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting, noncompetition, nondisclosure or other agreement or relationship, whether oral or written. You do not possess confidential information arising out of any such employment, consulting, noncompetition, nondisclosure or other agreement or relationship which, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 5.2.

            5.2 If, in spite of the last sentence of Section 5.1, you should find that confidential information belonging to any other person or entity might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any such confidential information; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own and all information which is common knowledge in the industry or otherwise legally in the public domain.

      6. Invention, Confidentiality and Noncompete Agreement. You agree to execute, deliver and be bound by the provisions of the NDA.

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      7.    Remedies. Your obligations under the NDA and the provisions of
Sections 2.4, 2.5 and 5-16, both inclusive, of this Agreement shall survive any expiration or termination of this Agreement or your employment (whether through your resignation or otherwise) with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the NDA would be inadequate and you therefore agree that the Company shall be entitled to such injunctive or other equitable relief in case of any such breach or threatened breach.

      8. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or permitted assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you except by operation of law. The Company's obligations and those of any successors or permitted assignee of the Company under this Agreement, including but not limited to the severance provisions and other compensation and benefits due to you pursuant to Exhibit A hereto, will be a condition of and are to remain those of any successor or permitted assignee of the Company.

      9. Interpretation. It is the express intent of the parties that, (i) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law; and (ii) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      10. Notices. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 10 shall be deemed to be the date of delivery thereof.

      11. Waivers. If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

      12. Complete Agreement; Amendments. This Agreement, including the Exhibits hereto, and the NDA set forth the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof, including but not limited to the letter, dated February

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22, 2002, between the Company and you. Any amendment to this Agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, upon authorization of the Company's Board of Directors.

      13. Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement.

      14. Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

      15. Choice of Law; Enforceability; Waiver of Jury Trial. You acknowledge that a substantial portion of the Company's business is based in and directed from the Commonwealth of Massachusetts, where the Company is headquartered and administers all employee compensation and benefits. You also acknowledge that during the course of your employment with the Company you have had and will continue to have substantial contacts with Massachusetts. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Massachusetts, without giving effect to conflict of law principles. Both parties further acknowledge that the last act necessary to render this Agreement enforceable is its execution by the Company in Massachusetts, and that the Agreement thereafter shall be maintained in Massachusetts. Both parties agree that any action, demand, claim or counterclaim relating to the terms and provision of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction. Both parties further acknowledge that venue shall exclusively lie in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury. In any dispute brought by either party to enforce the company's or your rights under this agreement, the prevailing party will be entitled to collect it's or his costs incurred, including reasonable attorney's fees.

      16. Advice of Separate Counsel. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you in this matter.

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      IN WITNESS WHEREOF, the Company and you have executed this Agreement as of the day and year first set forth above.

                                      EGENERA, INC.

                                      By: /s/ Thomas F. Sheehan
                                         ---------------------------------------
                                          Name:
                                          Title:

                                      /s/ Michael R. Thompson
                                      ------------------------------------------
                                      Michael R. Thompson

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                                    EXHIBIT A

                   EMPLOYMENT TERM, COMPENSATION AND BENEFITS
                             OF MICHAEL R. THOMPSON

      l. Term. The initial term of the Agreement to which this Exhibit A is attached and made a part shall be for a period of one (1) year from the date of this Agreement.

      2.    Compensation; Base Salary.

            (a) Your base salary ("Base Salary") shall at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000), payable in accordance with the Company's payroll policies as from time to time in effect. Your Base Salary will be reviewed annually by the Board of Directors and may be increased by the Board in its discretion.

            (b) In addition to your Base Salary, you will be eligible for the following bonus for the fiscal year ending December 31, 2002 based on the amount of bona fide 2002 Product Bookings (as defined below) received by the Company:

      - If 2002 Product Bookings are less than $20 million, you will receive no bonus.

      - If 2002 Product Bookings are $20 million, you will receive a bonus of $200,000.

      - If 2002 Product Bookings are greater than $20 million and less than or equal to $30 million, you will receive $200,000 plus 1% of the amount of 2002 Product Bookings in excess of $20 million.

      - If 2002 Product Bookings are greater than $30 million and less than or equal to $40 million, you will receive $200,000 plus 1.5% of the amount of 2002 Product Bookings in excess of $20 million.

      - If 2002 Product Bookings are greater than $40 million, you will receive $200,000 plus 2.0% of the amount of 2002 Product Bookings in excess of $20 million.

For purposes of this Agreement, the term "2002 Product Bookings" shall mean all hardware sales and software licensing fees (exclusive of any fees arising from installation, maintenance, consulting or other services, whether or not relating to hardware sold or software licensed) recognized by the Company as a result of signed product purchase orders (together with signed General Purchase Agreements of the Company) obtained by the Company during the fiscal year ending December 31, 2002.

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      3.    Vacation, Insurance and Benefits; Expenses; Reimbursement of
Relocation Expenses.

            (a) You shall be entitled to all legal holidays recognized by the Company, and fifteen (15) days paid vacation per annum, which shall accrue at a rate of 1.25 days per month. Any unused vacation may be accrued or used in accordance with Company policy as from time to time in effect.

            (b) You shall be eligible for participation in any health, dental, and other insurance plans that may be established and maintained by the Company from time to time for its senior executives, all as determined by the Company's Board of Directors in its sole discretion. You shall also be entitled to participate in any employee benefit programs which the Company's Board of Directors may establish for Company employees generally, including but not limited to health insurance and stock purchase or option plans. At the date hereof, the benefits to which you will be entitled include: BlueCross/BlueShield health insurance with the option of HMO or PPO, premium 80% employer-paid; Delta Dental Insurance allowing for care from any dentist or specialist, including orthodontia for children and adults, premium 80% employer-paid; 401(k) plan with the choice of 26 funds from Fidelity; Guardian Life Insurance with 2 times your Base Annual Earnings (BAE), 100% employer-paid with the option for you to purchase an additional amount up to 3 times your BAE (subject to certain limitations) at competitive group rates; Short and Long Term Disability Insurance from Guardian; Business Travel Accident Insurance, 100% employer-paid; Flexible Spending Plan; and an Employee Assistance Program through Horizon Care
(EAP). Your benefits under the second sentence of this paragraph (b) may change at any time, at the discretion of the Company, provided all employees are subject to the change.

            (c) The Company shall reimburse you for all usual and ordinary business expenses incurred by you in the scope of your employment hereunder in accordance with the Company's expense reimbursement policy as from time to time in effect.

      4.    Stock Options.

            (a) You shall be entitled to receive stock options to purchase up to an aggregate of 2,023,000 shares of common stock, $.001 par value per share, of the Company. The exercise price under such options shall be [$0.22_] per share (which is the fair market value of the common stock of the Company as determined by the Board of Directors at or about the date hereof). The Company shall use its reasonable efforts so that the maximum number of your options shall be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended; the remainder shall be non-qualified stock options. You acknowledge receipt by the Company of a complete copy of its Amended and Restated 2000 Stock Option/Stock Issuance Plan (the "Plan"). Your right to receive stock options shall be subject to your execution and delivery of (i) an Incentive Stock Option Agreement in the form attached hereto as Exhibit D upon grant of incentive stock options and (ii) a Non-Qualified Stock

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Option Agreement in the form attached hereto as Exhibit E upon grant of non-qualified stock options. Your stock options will vest in the manner described in the option agreements.

            (b) In addition to the above stock grants, the Company's management will recommend to the Board of Directors that you be granted a bonus stock option under the Plan to purchase shares of the Company's common stock of based on 2002 Product Bookings, determined in the manner described in whichever of the following clauses (i) and (ii) is applicable:

      (i) If 2002 Product Bookings are between $30 million and $40 million, the bonus stock option would be exercisable (subject to vesting) for such number shares as would be equal to 0.5% of the Company's capital stock outstanding as of December 31, 2002, calculated on a fully diluted basis.

      (ii) If 2002 Product Bookings are $40 million or greater, the bonus stock option would be exercisable (subject to vesting) for such number shares as would be equal to 1.0% of the Company's capital stock outstanding as of December 31, 2002, calculated on a fully diluted basis.

This bonus option will be granted, if at all, once the total 2002 Product Bookings are known, in early 2003. The exercise price will be set to the fair market value of the common stock of the Company as determined by the Board of Directors in their sole discretion at or about the time of the grant. Vesting for these bonus options will be in accordance with the Company's standard vesting terms.

      5. Severance Benefits. When expressly provided for in this Agreement, you shall be entitled to "Severance Benefits." The term "Severance Benefits" means a total amount equal to one half (1/2) your then current annual Base Salary. The Severance Benefits shall be paid via check to you in the manner and at the rate that is consistent with the then current payroll policies of the Company, and shall be subject to all required taxes and withholdings. In the event that you become eligible for Severance Benefits as provided hereunder, such payments will terminate upon any breach of your obligations under the NDA.

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